Bernstein Mutual Fund Shareholder Vote

Important Reminder



We recently sent you proxy material for an upcoming shareholder vote on November 5, 2010. Our records indicate that we have not yet received your vote. Please vote at your earliest convenience by one of the options below:

O Speak to a live proxy specialist by calling the Funds' proxy administrator, Broadridge, at the toll-free number 1.866.450.8471. The proxy specialist can answer any questions you may have and record your vote.

O Log on to www.proxyweb.com and enter the control number(s) listed on your proxy card(s). Follow the on-screen prompts to register your vote.

O Call the toll-free touch-tone voting number 1.888.221.0697. Enter the control number(s) listed on your proxy card(s) and follow the touch-tone prompts.

O     Mail in your signed proxy card(s) in the envelope provided.

For your convenience, we've enclosed another copy of your proxy card(s) along with a return envelope. You may also receive a call from a Bernstein representative to facilitate the voting process.

Voting takes only a few minutes. PLEASE VOTE TODAY.



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                                   BERNSTEIN
                            Global Wealth Management
BER-R2-6387-1010                                               www.bernstein.com